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                                                                    EXHIBIT 10.2

                               FIRST AMENDMENT TO
                   AMENDED AND RESTATED EMPLOYMENT AGREEMENT
                   -----------------------------------------


          This FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Amendment") is made and entered into as of February 3, 1998, by and between TresCom International, Inc., a Florida corporation (the "Employer"), and Wesley T. O'Brien (the "Executive").

                              W I T N E S S E T H:
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          WHEREAS, the Employer and the Executive previously entered into an
Amended and Restated Employment Agreement dated as of February 15, 1997 (the "Agreement"); and

          WHEREAS, it is now the intention of the Employer and the Executive to amend the Agreement as set forth below;

          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Employer and the Executive agree as follows:


          1.   Section 3 of the Agreement is hereby supplemented as follows:

               3.8    Special Bonus.
                      -------------

                      3.8.1 In the event of a Change in Control, and subject to
               the provisions of Sections 3.8.2 and 3.8.3, the Executive shall be eligible to receive a one-time special bonus of $1.5 million (the "Special Bonus").

                      3.8.2 The total amount of the Special Bonus shall be
               payable to the Executive in three equal installments as follows:
               (i) the first installment shall be payable contemporaneously with the closing of any transaction constituting a Change in Control, or, if no closing is required with respect to such Change in Control, within 15 business days after public notice of the Change in Control has been made; (ii) the second installment shall be payable on the first anniversary of the payment of the first installment; and (iii) the third installment shall be payable on the second anniversary of the payment of the first installment; provided, however, that each such payment shall be contingent on the Executive being then currently employed by the Employer, or any corporate successor or successor's assignee (the "Successor"); and provided, further, that if after a Change in Control, there is a Termination pursuant to Section 4.3.2, 4.3.3, 4.3.4, 4.3.5 or 4.3.6 of the Agreement, the remaining amount of the Special Bonus, if any, shall accelerate and be payable to the Executive (or his personal representative) within five business days of such Termination, except for a Termination pursuant to
               Section 4.3.4 of the Agreement, in which case such Special Bonus shall be immediately payable upon such Termination.

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                    3.8.3 Notwithstanding anything to the contrary contained in this Agreement, if payments under this Section 3.8 are to be made as a result of a Change in Control, and such Change in Control constitutes a change in the ownership or effective control of the Employer (within the meaning of Section 280G of the Internal Revenue Code (the "Code") and the regulations issued thereunder), the amount so payable shall be reduced, so that the present value of such payments and the value of accelerating the exercise of any stock options in respect of such Change in Control (determined in accordance with Code Section 280G(d)(4)), computed on the date of such Change in Control, shall not exceed 2.99 times the Executive's average annual compensation which is includible in his gross income (for federal income tax purposes) during the most recent five taxable years ending before that date on which such Change in Control occurs.

          2. Section 4.2.2(vi) of the Agreement is hereby amended and restated in its entirety as follows:

               "(vi) "Good Reason" shall, upon a Change in Control, mean the occurrence, without the Executive's express written consent, of any of the following circumstances, unless such circumstances are fully corrected prior to the date of termination specified in the termination notice given with respect thereto: (A) if the Executive is requested to execute a new employment contract by a Successor, the failure of the Executive to obtain an agreement in form and substance reasonably satisfactory to him from such Successor to provide employment to the Executive in the capacity of a senior executive, at his then current Base Salary, for a period of at least two years from the date of the Change in Control; (B) the failure of the Executive to continue to be retained as an employee in a senior executive position; (C) a reduction by the Employer or the Successor in the Executive's Base Salary currently payable pursuant to Section 3.1 hereof; or
               (D) a relocation of the Executive's office to a location more than 50 miles from the current executive office of the Employer and a failure to make the Executive whole for all losses and costs reasonably incurred in connection with the relocation, including, but not limited to, moving expenses, forfeited bonds, fees or escrows to clubs or other organizations and losses from the sale of the Executive's personal residence."

          3. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement.

          4. Except as expressly provided for in this Amendment, all terms, conditions or obligations contained in the Agreement shall remain unchanged and in full force and effect.

          5. In the case of any inconsistency between this Amendment and the terms of the Agreement, the terms of this Amendment shall govern.


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          6.   Notwithstanding anything to the contrary contained in this
Amendment or the Agreement, Section 3.8 shall survive the termination of the Agreement, if any, for a period of two years from the date of any Change in Control.

          7. Notwithstanding anything to the contrary contained in the Agreement, the Executive's rights and obligations under this Amendment and the Agreement shall not be transferable by assignment or otherwise, and any purported assignment, transfer or delegation thereof shall be null and void. This Amendment and the Agreement shall inure to the benefit of, and be binding upon and enforceable by any Successor.

          8. THIS AMENDMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO SUCH STATE'S CONFLICT OF LAWS RULES.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the day and year first above written.


                              TRESCOM INTERNATIONAL, INC.



                              By: /s/ Rudolph McGlashan
                                 --------------------------------
                              Name: Rudolph McGlashan
                              Title: Chief Operating Officer



                              By: /s/ Wesley T. O'Brien
                                 --------------------------------
                              Name:  Wesley T. O'Brien


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